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                                                                     EXHIBIT 99



                             MEMORANDUM OF CHANGES

                           AMCOR CAPITAL CORPORATION
                 $10.00 SERIES A 9% CONVERTIBLE PREFERRED STOCK


        This Prospectus filed with Amendment No. 5 of the Registration Statement on Form S-2 has been revised to reflect information regarding the Effective Date of the Underwriters' Warrant Agreement, the Warrant Price, and other revisions to Exhibits 1 and 1.3 to the Registration Statement.

        Exhibit Number 1. Page 11 of this Exhibit has been modified by including the date of payment and delivery of securities. Page 17 of this Exhibit has been modified by including the partial payment by the issuer to the Underwriter of the Underwriter's non-accountable expense allowance. Page 29 of this Exhibit has been modified by specifying that the Underwriter's Warrant Agreement is designated as Exhibit 1.3 to the Registration Statement. Schedule A to this Exhibit has been modified by specifying the total number of firm shares to be purchased by Torrey Pines Securities, Inc.

        Exhibit Number 1.3. Page 1 of this Exhibit has been modified by including the total number of shares covered by the Warrant Agreement, by including the warrant price per share, and by including the effective date of the Underwriters' Warrant Agreement. Page 5 of this Exhibit has been modified by including the effective date of the Warrant Purchase Agreement and including the Warrant Price.